Exhibit 99.3

CS&M DRAFT - ~~7~~8/~~13~~16/2011

AGREEMENT AND PLAN OF MERGER

by and among

THE WILLIAMS COMPANIES, INC.,

WILLIAMS MERGER SUBSIDIARY, INC.

and

SOUTHERN UNION COMPANY

Dated as of ~~July~~August [    ], 2011

TABLE OF CONTENTS

		Page
ARTICLE I. THE MERGER

Section 1.1	The Merger	2
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Merger	2
Section 1.5	Certificate of Incorporation and By-laws of the Surviving Corporation	2
Section 1.6	Directors	3
Section 1.7	Officers	3

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Capital Stock	3
Section 2.2	Exchange of Shares	5

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1	Qualification, Organization, Subsidiaries, etc.	~~6~~7
Section 3.2	Capital Stock	8
Section 3.3	Corporate Authority Relative to this Agreement; No Violation	10
Section 3.4	Reports and Financial Statements	~~12~~13
Section 3.5	Internal Controls and Procedures	~~12~~13
Section 3.6	No Undisclosed Liabilities	~~13~~14
Section 3.7	Compliance with Law; Permits	~~13~~14
Section 3.8	Environmental Laws and Regulations	~~14~~15
Section 3.9	Employee Benefit Plans	16
Section 3.10	Absence of Certain Changes or Events	~~18~~19
Section 3.11	Investigations; Litigation	~~18~~19
Section 3.12	Information Supplied	~~18~~19
Section 3.13	Regulatory Matters	~~18~~19
Section 3.14	Tax Matters	20
Section 3.15	Employment and Labor Matters	~~21~~22
Section 3.16	Intellectual Property	~~22~~23
Section 3.17	Real Property	~~23~~24
Section 3.18	Required Vote of the Company Stockholders	~~24~~25
Section 3.19	Opinion of Financial Advisor	25
Section 3.20	Material Contracts	~~25~~26
Section 3.21	Finders or Brokers	~~27~~28
Section 3.22	Insurance	~~27~~28
Section 3.23	Consulting Agreements and Noncompetition Agreements	28

i

Section 3.24	No Additional Representations	~~27~~28

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1	Qualification, Organization, Subsidiaries, etc.	~~27~~28
Section 4.2	Corporate Authority Relative to this Agreement; No Violation	~~28~~29
Section 4.3	Investigations; Litigation	~~29~~30
Section 4.4	Information Supplied	~~29~~30
Section 4.5	Vote of Parent Stockholders; Merger Sub Approval	~~30~~31
Section 4.6	Finders or Brokers	~~30~~31
Section 4.7	Available Funds	~~30~~31
Section 4.8	Lack of Ownership of Company Stock	32
Section 4.9	No Additional Representations	~~30~~32

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1	Conduct of Business by the Company	~~31~~33
Section 5.2	Access to Information	~~37~~39
Section 5.3	Non-Solicitation by the Company	~~37~~40
Section 5.4	Filings; Other Actions	~~41~~44
Section 5.5	Equity-Based Awards	~~42~~45
Section 5.6	Employee Matters	~~43~~46
Section 5.7	Regulatory Approvals; ~~Commercially~~ Reasonable Best Efforts	~~45~~48
Section 5.8	Takeover Statutes	~~48~~52
Section 5.9	Public Announcements	~~48~~52
Section 5.10	Indemnification and Insurance	~~49~~53
Section 5.11	Control of Operations	~~50~~54
Section 5.12	Certain Transfer Taxes	~~51~~55
Section 5.13	Section 16 Matters	~~51~~55
Section 5.14	Financing	55

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1	Conditions to Each Party’s Obligation to Effect the Merger	~~51~~56
Section 6.2	Conditions to Obligation of the Company to Effect the Merger	~~52~~57
Section 6.3	Conditions to Obligation of Parent to Effect the Merger	~~52~~57
Section 6.4	Intentionally Omitted	~~53~~58
Section 6.5	Frustration of Closing Conditions	~~53~~58
ARTICLE VII.

TERMINATION
Section 7.1	Termination or Abandonment	~~53~~58

ii

Section 7.2	Effect of Termination	~~54~~60
Section 7.3	Expense Reimbursement; Breakup Fee	~~55~~60

ARTICLE VIII.

MISCELLANEOUS

Section 8.1	No Survival	~~57~~63
Section 8.2	Expenses	~~57~~63
Section 8.3	Counterparts; Effectiveness	~~57~~63
Section 8.4	Governing Law	~~57~~63
Section 8.5	Jurisdiction; Specific Enforcement	~~57~~63
Section 8.6	WAIVER OF JURY TRIAL	~~58~~64
Section 8.7	Notices	~~58~~65
Section 8.8	Assignment; Binding Effect	~~60~~66
Section 8.9	Severability	~~60~~66
Section 8.10	Entire Agreement	~~60~~66
Section 8.11	Amendments; Waivers	~~60~~67
Section 8.12	Headings	~~61~~67
Section 8.13	No Third Party Beneficiaries	~~61~~67
Section 8.14	Interpretation	~~61~~67
Section 8.15	Definitions	~~61~~68

iii

AGREEMENT AND PLAN OF MERGER, dated as of ~~July~~August [    ], 2011 (this “Agreement”), by and among The Williams Companies, Inc., a Delaware corporation (“Parent”), Williams Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Southern Union Company, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, immediately prior to the execution and delivery of this Agreement, (a) the Company terminated the Agreement and Plan of Merger, dated as of June 15, 2011, as amended and restated as of July 4, 2011 and July 19, 2011, by and among Energy Transfer Equity, L.P. (“Energy Transfer”), Sigma Acquisition Corporation and the Company (the “Energy Transfer Merger Agreement”) in accordance with its terms, and (b) Parent (on behalf of the Company) paid in full to Energy Transfer (i) the Breakup Fee (as defined in the Energy Transfer Merger Agreement) of $~~162.5~~181.3 million in accordance with Section 7.3(c) of the Energy Transfer Merger Agreement (the “Energy Transfer Breakup Fee”) and (ii) any required expense reimbursement in accordance with Section 7.3(a) of the Energy Transfer Merger Agreement (the “Energy Transfer Expense Reimbursement”);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, each of the Board of Directors of the Company and Merger Sub have (a) determined that it is in the best interests of the Company and Merger Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by their respective stockholders;

WHEREAS, the Board of Directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Locke Lord Bissell & Liddell, 600 Travis Street, Suite 2800, Houston, Texas at ~~10~~8:00 a.m., local time, on a date to be agreed upon by the parties in writing (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be “Southern Union Company”, until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), each share of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock”, and each, a “Share”), other than any Cancelled Shares and any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive $44.00 in cash~~, without interest, and subject to deduction for any required withholding Tax~~ (such consideration being hereinafter referred to as the “Merger Consideration”)~~.~~, without interest, and subject to deduction for any required withholding Tax. As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares that are issued and outstanding immediately prior to the Effective Time, to be paid, without interest, and subject to deduction for any required withholding Tax, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b).

(b) Cancellation of Shares. Each Share that is held directly or indirectly by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time (in each case, other than any Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments to the Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Merger Consideration” shall be references to the Merger Consideration as so adjusted; provided, however, that nothing in this Section 2.1(d) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without interest, and subject to deduction for any required withholding Tax. The Company shall give Parent and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.2 Exchange of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a paying agent mutually acceptable to Parent and the Company (the “Paying Agent”) for the purpose of exchanging Shares for Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares and any Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest or other income resulting from such investments shall be paid to Parent upon demand. To the extent that there are any losses with respect to any such investments, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 2.1(a).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the ~~fifth~~third business day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Shares in exchange for the Merger Consideration. Upon surrender of Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the Shares so surrendered (without interest, and subject to deduction for any required withholding Tax), and such Shares shall forthwith be cancelled. If payment of any portion of the Merger Consideration is to be made to any person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the payment thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of such Share pursuant to Section 2.1(a), without interest, and subject to deduction for any required withholding Tax.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All cash paid upon the surrender for exchange of Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration. Any portion of the Merger Consideration made available to Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.1(e) shall be returned to Parent upon demand.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence (a) on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any Section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the face of the Company Disclosure Schedule, (ii) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world or (iii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution, or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local wholesale or retail natural gas prices, (C) the announcement or the existence of, or compliance with, this Agreement or the Energy Transfer Merger Agreement or the transactions contemplated hereby or thereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement or the Energy Transfer Merger Agreement), (D) any taking of any action at the written request of Parent or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (H) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a Company Material Adverse Effect); except, in each case with respect to subclauses (A) — (B) and (E) — (G) of this clause (iii), to the extent materially and disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate or (b) that would reasonably be expected to materially impair or materially delay the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement.

(c) The Filed Company SEC Documents include a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”), and promptly upon request, the Company will make available to Parent the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value, $1.00 per share and 6,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”). As of ~~July~~August [    ], 2011, (i) [            ] shares of Company Common Stock were issued and [            ] shares were outstanding, which does not include restricted stock awards outstanding as of such date, (ii) [            ] shares of Company Common Stock were held in treasury, (iii) [            ] restricted shares were issuable and, based on a price of $[            ] per share of Company Common Stock, [            ] shares of Company Common Stock were issuable, in each case pursuant to the Company Stock Plans in respect of Company Equity Awards, and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule and in subsection (a) above (and other than Shares issuable pursuant to the terms of outstanding awards under the Company Stock Plans), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Filed Company SEC Documents contain an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Awards and Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Awards through amendments, cancellation and reissuance or other means since January 1, 2009. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except as set forth on Section 3.2(e) of the Company Disclosure Schedule, no Company Equity Awards have been granted since December 31, 2010. None of the Company Stock Awards was granted with an exercise price below or deemed to be below the per Share closing price on the New York Stock Exchange (the “NYSE”) on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and the terms of the applicable Company Stock Plan and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating”, “forward dating” or similar practices with respect to grants of Company Stock Awards. Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of all Company Equity Awards outstanding as of the date hereof and with respect to each Company Equity Award, the holder thereof, the number of shares of Company Common Stock subject thereto and the exercise price thereof, if applicable.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully-paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended, or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended) and free of preemptive rights. Except as set forth on Section 3.2(f) of the Company Disclosure Schedule and for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(g) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) created pursuant to the agreements set forth on Section 3.2(g) of the Company Disclosure Schedule, (vii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (viii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (ix) which an accurate up-to-date survey would show, (x) resulting from any facts or circumstances relating to Parent or its Affiliates, or (xi) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

(h) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming Parent is not an “interested stockholder”

under Section 203 of the DGCL), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the Federal Power Act, 16 U.S.C. §§ 791a-825r and/or the regulations promulgated by Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FPA”), and the approval of the FERC thereunder (the “FERC Approval”), (vii) the approval of the Massachusetts Department of Public Utilities (the “MDPU Approval”), (viii) the approval of Missouri Public Service Commission (the “MPSC Approval”), (ix) the approval of the Federal Communications Commission (the “FCC”) for the transfer of control (or assignment, as applicable) of the Company’s business radio and other Title III wireless licenses, pursuant to Section 310 of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d) (the “FCC Approval”); and (x) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained and the Requisite Regulatory Approvals are obtained without any adverse condition or restraint) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or material suspension, limitation or impairment of any right of the

Company or any of its Subsidiaries to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) materially conflict with or materially violate any applicable Laws.

(d) This Agreement and the Merger have been approved by the Continuing Directors of CrossCountry Energy, LLC, a Delaware limited liability company (“CrossCountry”). For the purposes of this subsection (d), the term “Continuing Director” shall have the meaning ascribed thereto in that certain Capital Stock Agreement, dated June 30, 1986, among El Paso Energy Corporation (as successor interest to Sonat, Inc. by virtue of a merger), CrossCountry (as successor in interest to Enron Corp., which in turn was the successor in interest to InterNorth, Inc. by virtue of a name change, which in turn was the successor in interest to Houston Natural Gas corporation by virtue of a merger) and Citrus Corp. relating to the ownership by El Paso and CrossCountry of the Capital Stock of Citrus and its wholly owned subsidiaries, as amended. CrossCountry is currently a “Principal” to such Capital Stock Agreement.

(e) Since December 31, 2010, except as set forth in Section 3.3(e) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has become a party to or bound by, or has entered into any amendment, supplement or other modification of, any Contract with or for the benefit of any person that is a Potential Bidder as of the date of this Agreement that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1.0 million in any one year period, (ii) no current director or officer of the Company, in his or her individual capacity, has entered into (A) any agreement, understanding or other arrangement (whether in writing or orally) with or for the benefit of any person that is a Potential Bidder as of the date of this Agreement or any of its directors, officers or employees or (B) any amendment, supplement or other modification to any agreement, understanding or other arrangement described in the immediately preceding clause (A), (iii) neither the Company nor any of its Subsidiaries has increased the compensation or other benefits payable or provided to any of the Company’s current or former directors or officers, (iv) neither the Company nor any of its Subsidiaries has become a party to or bound by, or has entered into any amendment, supplement or other modification of, any Contract where the rights or obligations of any of the parties thereto are, in whole or in part, dependent on or affected by the consummation or non-consummation of a business combination between the Company and any person that is a Potential Bidder as of the date of this Agreement (other than pursuant to any generally applicable “change of control” provision) and (v) any Contract, amendment, supplement or modification described in clause (i) or (iv) above has been approved or adopted by the Board of Directors of the Company or the Special Committee.

(f) ~~(e)~~ Immediately prior to the execution and delivery of this Agreement, the Company (i) validly terminated the Energy Transfer Merger Agreement in accordance with its terms and (ii) paid or caused to be paid in full the Energy Transfer Breakup Fee in accordance with Section 7.3(c) of the Energy Transfer Merger Agreement and the Energy Transfer Expense Reimbursement in accordance with Section 7.3(a) of the Energy Transfer Merger Agreement~~. Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract with or for the benefit of Energy Transfer or any of its affiliates that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $10.0 million in any one year period~~.

(g) As used in this Agreement, a “Potential Bidder” means (i) any person (including Energy Transfer), other than Parent or Merger Sub or any of their respective Subsidiaries, that has, since December 31, 2010, publicly announced or disclosed any Acquisition Transaction or Acquisition Proposal (or has publicly announced a bona fide intention, whether or not conditional, to take any such action) or (ii) any affiliate of any person described in the immediately preceding clause (i).

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010 and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Filed Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Government Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other person relating to the Company or any Subsidiary of the Company or against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Company Permits and compliance with the terms and conditions thereof), (iii) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (iv) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vi) there have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of the Company Systems that could reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Company Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries or used for the conduct of the business of the Company or any of its Subsidiaries as it is presently conducted.

(ii) “Environment” means the indoor and outdoor environment, including but not limited to any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.

(iii) “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous

Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise) (the “Company Benefit Plans”). Copies of the Company Benefit Plans and any amendments thereto have been made available to Parent together with any applicable trust documents, the most recent summary plan description (and summaries of material modifications, if applicable), non-discrimination testing results, actuarial valuations, annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or related trust. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to adopt, terminate or materially modify any Company Benefit Plan, other than with respect to a modification or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Except for such non-compliance which would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to Parent a copy of the most recent such letter for each such Company Benefit Plan.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et. seq. of ERISA or Section 4980B of the Code.

(d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither the Company, its Subsidiaries nor any other their ERISA Affiliates has during the past six years, maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider or (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) increase the amount payable or trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan or otherwise. Without limiting the foregoing, Section 3.9(e) of the Company Disclosure Schedule sets forth a list of employment or consulting agreements with the Company containing “change in control” or similar provisions that will be triggered by the consummation of the Merger or the entry into this Agreement by the Company.

(f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, each Company Benefit Plan and any award thereunder (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with

Section 409A of the Code. Each Company Stock Award was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(h) Except as would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(i) Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.

Section 3.10 Absence of Certain Changes or Events. Since December 31, 2010:

(a) except as otherwise contemplated by this Agreement or the Energy Transfer Merger Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices; and

(b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.12 Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in the proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, none of the Company and its Subsidiaries is a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by FERC thereunder (“NGA”), a public utility, transmitting utility, electric utility or electric utility company under the FPA, a common carrier under the provisions of the Interstate Commerce Act implemented by the FERC pursuant to 49 U.S.C. § 60502 and the regulations promulgated by FERC thereunder (“ICA”), or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder. Except by reason of direct or indirect ownership and/or control of Exempt Wholesale Generators, none of the Company or its Subsidiaries is a holding company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by FERC thereunder (“PUHCA”).

(b) Each of the Company’s Subsidiaries that is identified on Section 3.13(a) of the Company Disclosure Schedule as a public utility under the FPA engages in the sale of electricity exclusively at wholesale and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates, and has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34) as are customarily granted to entities with market-based rate authority. Each such Subsidiary has obtained an order from the FERC finding it, or has in good faith self-certified itself to the FERC, to be an Exempt Wholesale Generator under PUHCA. There are no pending, or to the knowledge of the Company, threatened, judicial or administrative proceedings to revoke any such Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of the Company, there are no facts that are reasonably likely to cause any such Subsidiary to lose or be ineligible for its market-based rate authorization or to lose its status as an Exempt Wholesale Generator under PUHCA.

(c) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, NGA, Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by FERC thereunder (“NGPA”), the ICA or PUHCA, the Department of Energy, the FCC, the MDPU, the MPSC or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices.

Section 3.14 Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) have not, since the date of the financial statements included in the most recent Company SEC Documents, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice and (v) have not received written notice of any deficiencies for any Tax from any taxing authority against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established and disclosed in the Company SEC Documents. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.

(h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15 Employment and Labor Matters.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the

Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, the Company and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally valid and enforceable rights to use, all Intellectual Property necessary to the conduct of their respective businesses as currently conducted, free and clear of Liens other than Company Permitted Liens. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, termination or other impairment of, or give rise to any right of any person to suspend, limit, terminate, consent to or otherwise impair the continued right of the Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that the Company or any of its Subsidiaries currently has with respect to, any Intellectual Property material to the business of the Company and its Subsidiaries. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened that challenges the validity, enforceability, registration, ownership or use of any Intellectual Property owned by the Company or one of its Subsidiaries and material to the conduct of their business. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no proceedings pending, and neither the Company nor any of its Subsidiaries has received any written claims, in each case alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any person, (b) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any person, (c) neither the Company nor any of its Subsidiaries has made any claim against any other person alleging a violation, misappropriation or infringement of the Intellectual Property rights of the Company or any of its Subsidiaries and (d) no person is infringing, misappropriating or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries. As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill of the business connection with the use of and symbolized by any of the foregoing; (ii) registered and unregistered copyrights; (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; and (iv) trade secrets, know-how and other confidential business information. The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment (collectively, the “IT Assets”) of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed within the past three (3) years and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby). The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17 Real Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) With respect to each material real property owned by the Company or any Subsidiary other than Company Real Property Leases and Rights-of-Way (such property collectively, the “Company Owned Real Property”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than any Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement, including mineral or storage rights (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) the Company has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18 Required Vote of the Company Stockholders. (a) Assuming Parent is not an “interested stockholder” under Section 203 of the DGCL, the affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”), (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.19 Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of each of Evercore Group L.L.C. and Goldman, Sachs & Co. to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinions in written form, furnish an accurate and complete copy of said opinions to Parent solely for informational purposes.

Section 3.20 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents prior to the date hereof and the agreements set forth on Section 3.20(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing Indebtedness of the Company or any of its Subsidiaries in an amount in excess of $50.0 million;

(iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring annual fees in excess of $50.0 million;

(v) any Contract to acquire all or a substantial portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration), in excess of $50.0 million;

(vi) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among the Company and or any of its Subsidiaries;

(vii) any Contract limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(viii) any Contract containing any exclusivity or most favored nation clause;

(ix) any Contract that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $50.0 million in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(x) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in future payments by or to the Company or any of its Subsidiaries in excess of $25.0 million;

(xi) any Contract with a labor union or guild (including any collective bargaining agreement);

(xii) any Contract containing provisions triggered by any change of control of the Company or any of its Subsidiaries;

(xiii) any Contract in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification;

(xiv) any Contract the loss or breach of which could reasonably be expected to have a Company Material Adverse Effect; and

(xv) any material lease or sublease with respect to leased real property.

All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts”. As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (i) under which the Company or any of its Subsidiaries has or may acquire any rights, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability or (c) by which the Company or any of its Subsidiaries, or the assets owned or used by the Company or any of its Subsidiaries, is or may become bound.

Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date of this Agreement that have not been filed or incorporated by reference in the Filed Company SEC Documents. The Company has delivered or made available to Parent true and correct copies of all Company Material Contracts.

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21 Finders or Brokers. Except for Evercore Group L.L.C. and Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has furnished to Parent accurate and complete copies of its agreements with Evercore Group L.L.C. and Goldman, Sachs & Co. relating to the transactions contemplated by this Agreement.

Section 3.22 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.23 Consulting Agreements and Noncompetition Agreements. Each of the “Consulting Agreements and Noncompetition Agreements” referred to in the Energy Transfer Merger Agreement has been terminated by mutual consent of the parties thereto prior to the date of this Agreement and is null and void and of no force or effect.

Section 3.24 ~~Section 3.23~~ No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and the Company has not relied on such information or any other representation or warranty not set forth in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and Merger Sub is a legal entity duly-organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) As used in this Agreement, a “Parent Material Adverse Effect” means ~~a material adverse~~an event, change, effect, development, condition or occurrence that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent and Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement and each other document to be entered into by Parent and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and, subject to the approval of

Parent as the sole stockholder of Merger Sub, which approval shall be delivered by Parent immediately following execution of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective equity holders, except Parent as the sole stockholder of Merger Sub, are necessary to authorize the consummation of the transactions contemplated hereby. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and Merger Sub and, assuming such Parent Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NYSE, (iv) the HSR Act, (v) the FPA and the FERC Approval, (vi) the MDPU Approval, (vii) the MPSC Approval, (viii) the FCC Approval, and (ix) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger and for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, assuming receipt of the Parent Approvals, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, except as would not have a Parent Material Adverse Effect, (i) result in any loss, or material suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or Merger Sub or (iii) materially conflict with or materially violate any applicable Laws.

Section 4.3 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date of this Agreement, there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 4.4 Information Supplied. None of the information provided by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.4, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement which were not supplied by or on behalf of Parent.

Section 4.5 Vote of Parent Stockholders; Merger Sub Approval.

(a) No vote of holders of securities of Parent is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) recommended this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Immediately following execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will duly approve and adopt this Agreement and the Merger.

Section 4.6 Finders or Brokers. Except for Barclays Capital Inc. and Citigroup Global Markets Inc., neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.7 Available Funds.

(a) ~~Section 4.7 Available Funds. Parent has or will have at Closing sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions contemplated hereby.~~Parent has or will have at Closing sufficient funds pursuant to the agreements contemplated by the Financing Commitments (as defined below) or otherwise to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions contemplated hereby.

(b) Parent has delivered to the Company true, complete and correct copies of the executed commitment letter (the “Commitment Letter”) and redacted fee letters (the “Fee Letters”), each dated [    ], 2011, among Parent, Citigroup Global Markets Inc., Barclays Bank PLC and the other financial institutions party thereto (the “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Financing”).

(c) As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, the Financing Commitments have not been amended or modified in any respect and the respective commitments therein have not been withdrawn or terminated. As of the date of this Agreement, there are no conditions precedent or, to the knowledge of Parent, other contingencies related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letter other than as expressly set forth in the Commitment Letter. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach by Parent or Merger Sub or any other party thereto under the Commitment Letter. As of the date hereof, assuming satisfaction of the conditions set forth in Section 6.3, Parent and Merger Sub have no reason to believe that either of them or any other party will be unable to satisfy on a timely basis any condition of the Financing under the Commitment Letter or the Fee Letters or that the Financing contemplated by the Commitment Letter will not be made available to Parent and Merger Sub on the Closing Date; provided that Parent is not making any representation or warranty regarding the Company’s future performance, the effect of any inaccuracy of the representations and warranties of the Company in this Agreement or the failure of the Company to comply with any of its covenants in all material respects under this Agreement.

Section 4.8 Lack of Ownership of Company Stock. As of the date of this Agreement, except as disclosed in Section 4.8 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” of Parent or any of its Subsidiaries (as such terms are defined in Section 203 of the DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company

(including for purposes of Section 203 of the DGCL), and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. As of the date of this Agreement, except as disclosed in Section 4.8 of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.9 ~~Section 4.8~~ No Additional Representations. Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and neither Parent or Merger Sub has relied on such information or any other representations or warranties not set forth in this Agreement.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted, and that such entities shall not take any action except in the ordinary course of business, and shall use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers~~; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision~~. The Company shall (i) promptly notify Parent of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Company Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to Parent of any change, occurrence, effect, condition, fact, event, or circumstance known to the Company that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Company Material Adverse Effect; provided, however, that no unintentional failure by the Company to provide a required notice under the last sentence of this Section 5.1(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b).

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) except in the ordinary course of business or as disclosed in Section 5.1(b)(i) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, or (C) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Common Stock not in excess of $0.15 per share per quarter;

(ii) except as otherwise permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(iii) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 5.1(b)(iii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50.0 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2011 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as required by contracts disclosed in Section 5.1(b)(iv) of the Company Disclosure Schedule or (C) as made in connection with any transaction solely between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(v) except as disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50.0 million in the aggregate, except for (A) expenditures contemplated by the Company 2011 Budget (whether or not such capital expenditure is made during the 2011 fiscal year), (B) expenditures contemplated by the Company’s fiscal 2012 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the Company 2011 Budget plus 10%, excluding extraordinary items contained in the Company 2011 Budget, or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(vi) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(vii) except as disclosed in Section 5.1(b)(vii) of the Company Disclosure Schedule or as required by applicable Law or any Company Benefit Plan as in effect as of the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice that do not apply to directors or officers of the Company or service providers who are affiliated with any director or officer of the Company, provided that there shall be no limitation upon any compensation award or payment made to employees (other than any officer or director of the Company) in accordance with and within the parameters of the Company’s current compensation plans at the instruction of the Compensation Committee of the Board of Directors of the Company if deemed necessary or appropriate in the judgment of the Compensation Committee for the appropriate compensation and retention of key employees of the Company after consultation with an outside compensation consultant retained by the Compensation Committee, (B) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company except (1) for agreements entered into with any newly-hired employees who are not officers or (2) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except (x) as permitted pursuant to clause (B) above, (y) in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company and as would not apply to directors or officers of the Company or (z) as permitted pursuant to Section 5.1(b)(~~ix~~xi) with respect to any equity based plan, policy, program or arrangement (or award under any of the foregoing), (D) enter into, terminate or amend any collective bargaining agreements, or (E) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers;

(viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances (A) in the ordinary course of business or (B) for travel and reasonable business expenses) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(ix) except as disclosed in Section 5.1(b)(ix) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x) except as disclosed in Section 5.1(b)(x) of the Company Disclosure Schedule, shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Awards and settlement of any Company Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b)(xi), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule;

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;

(xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business, (B) for any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company than such existing Indebtedness, (D) for any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the Company or any Subsidiary of the Company, which Indebtedness is incurred in compliance with this Section 5.1(b), (E) as disclosed in Section 5.1(b)(xiii) of the Company Disclosure Schedule, and (F) for any Indebtedness not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(E); provided, however, that in the case of each of clauses (A)-(F) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such

Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;

(xiv) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or as disclosed in Section 5.1(b)(xiv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries;

(xv) except as disclosed in Section 5.1(b)(xv) of the Company Disclosure Schedule, the Company shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xvi) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract, in any material respect in a manner that is adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xvii) except as disclosed in Section 5.1(b)(xvii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or (B) that do not exceed $50.0 million in the aggregate;

(xviii) shall not make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability, amend any material Tax Return, surrender a claim for a material refund of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix) shall not knowingly or intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any respect or that would cause the condition in Section 6.3(a) not to be met;

(xx) other than in the ordinary course of business in accordance with past practice, shall not, and shall not permit any of its Subsidiaries to, modify, amend,

permit to lapse, fail to renew, surrender, terminate, or waive any rights under any Company Permit, in any respect in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xxi) except in the ordinary course of business in accordance with past practice, take or fail to take any action, or permit any of its Subsidiaries to take or fail to take any action, that could cause the Company or any of its Subsidiaries, or any of their assets or businesses that is not already so regulated or treated to be a natural gas company as defined in the NGA, a public utility, transmitting utility, electric utility or electric utility company under the FPA, a non-exempt holding company under PUHCA, a common carrier under the ICA or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder;

(xxii) shall not, and shall not permit any of its Subsidiaries to, (i) become a party to or bound by, or enter into any amendment, supplement or other modification of, any Contract with or for the benefit of ~~Energy Transfer or any of its affiliates~~ any person that is a Potential Bidder at such time that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $~~10.0~~1.0 million in any one year period, (ii) permit any of its directors or officers, in his or her individual capacity, to (A) enter into any agreement, understanding or other arrangement (whether in writing or orally) with or for the benefit of any person that is a Potential Bidder at such time or any of its directors, officers or employees or (B) any amendment, supplement or other modification to any agreement, understanding or other arrangement described in the immediately preceding clause (A) or (iii) become a party to or bound by, or enter into any amendment, supplement or other modification of, any Contract where the rights or obligations of any of the parties thereto are, in whole or in part, dependent on or affected by the consummation or non-consummation of a business combination between the Company and any person that is a Potential Bidder at such time (other than pursuant to any generally applicable “change of control” provision); and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees of any of the foregoing.

(c) Any action by the Company or any of its Subsidiaries that would require Parent’s consent pursuant to Section 5.1(b) shall be approved by the Special Committee; provided that for purposes of this Section 5.1(c), all references to $50.0 million in Section 5.1(b) shall be changed to $25.0 million.

Section 5.2 Access to Information.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its Subsidiaries and (i) the directors, officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of Parent and its Subsidiaries reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. The foregoing notwithstanding, neither Parent and its Subsidiaries, nor any of ~~its~~their respective directors, officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the Company or the Company’s Subsidiaries without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material”, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of June 29, 2011, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 Non-Solicitation by the Company.

(a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the business, properties, books or records of the Company or any of its Subsidiaries to, any person (other than Parent or Merger Sub), in connection with or in response to an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (except as contemplated by Section 7.1(h)) or (vi) resolve, propose or agree to do any of the foregoing; provided, however, that this Section 5.3 shall not prohibit: (A) ~~the Company, or~~a duly constituted and acting committee of the Board of Directors of the Company consisting solely of independent directors (the “Special Committee”), directly or indirectly through any ~~officer, employee or~~Permitted Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited Acquisition Proposal that the Board of Directors of the Company and the Special Committee, prior to taking any such particular action, concludes in good faith, after consultation with ~~its~~their financial advisors and outside legal counsel (it being understood that, for purposes of this Section 5.3, such a financial advisor or outside legal counsel shall include a financial advisor or outside legal counsel to ~~a duly constituted and acting committee of the Board of Directors of the Company~~the Special Committee), constitutes or is reasonably likely to result in a Superior Offer if (1) the Board of Directors of the Company ~~concludes~~and the Special Committee conclude in good faith, after consultation with ~~its~~their outside legal counsel, that the failure to take such action with respect to such Acquisition Proposal would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Acquisition Proposal did not result from a breach of this Section 5.3, (3) the Company gives to Parent the notice required by this Section 5.3, and (4) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms as the Confidentiality Agreement (it being acknowledged and agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the third party recipient of such information from making any Acquisition Proposal) and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, ~~provide~~provides such non-public information to Parent substantially concurrent with the time that it is provided to such other person; (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 5.3; (C) the Company, or the Board of

Directors, directly or indirectly through any officer, employee or Representative disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or (D) the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative making any statement or disclosure to the Company’s stockholders required by applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors reaffirms its recommendation in favor of the proposed transaction in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute a Change of Recommendation). So long as the Company and its Representatives have otherwise complied with this Section 5.3, none of the foregoing shall prohibit the ~~Company~~Special Committee and its Permitted Representatives from contacting in writing any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Offer, and any such actions shall not be a breach of this Section 5.3.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the person making or submitting such Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, (i) the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent), including Energy Transfer, that relate to any Acquisition Proposal, and (ii)

the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Subsidiary to such person.

(d) Except as otherwise provided in Section 5.3(e), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this Section 5.3(d), a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to (i) an Intervening Event or (ii) an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (A) in the case of (ii) above, (x) an Acquisition Proposal (that did not result from a breach of Section 5.3(a)) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn; ~~and~~ (y) the Company’s Board of Directors ~~determines~~and the Special Committee determine in good faith after consultation with ~~its~~their financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer; and (z) the Company’s Board of Directors and the Special Committee determine to terminate this Agreement pursuant to Section 7.1(h), (B) in the case of (i) above, following consultation with outside legal counsel, the Company’s Board of Directors ~~determines~~and the Special Committee determine that the failure to make a Change of Recommendation would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws; (C) in the case of (i) and (ii) above, (x) the Company provides Parent ninety-six (96) hours’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Intervening Event or Superior Offer, as the case may be, that is specified in Section 5.3(b), (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event or a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company and the Special Committee not to effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or to take such action pursuant to Section 7.1(h) in response to a Superior Offer, and (z) the Board of Directors of the Company and the Special Committee shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with ~~its~~their outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Offer would continue to constitute a Superior Offer, in each case if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or take any action pursuant to Section 7.1(h)

with respect to a Superior Offer prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.3(e), except that the Company’s advance written notice obligation shall be reduced to seventy-two (72) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 5.3(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Offer or to take action pursuant to Section 7.1(h) with respect to a Superior Offer shall be reduced to the time that is seventy-two (72) hours after it has provided such written notice (rather than the time that is the ninety-six (96) hours otherwise contemplated by this Section 5.3(e)) (but in no event prior to the original ninety-six (96) hour advance notice period).

(f) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger Sub or any of their respective Subsidiaries) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company or any of its material Subsidiaries; (B) any direct or indirect acquisition, sale, issuance or repurchase of securities, tender offer, joint venture, exchange offer or other similar transaction or series of transactions which would result in a person or “group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; (D) any liquidation or dissolution of the Company or any of its Subsidiaries or the payment of any extraordinary dividend by the Company; or (E) any combination of the foregoing;

(iii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors and the Special Committee as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Company Board of Directors and the Special Committee as of the date hereof), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s

Board of Directors and the Special Committee prior to obtaining the Company Stockholder Approval; and

(iv) “Permitted Representative” means any Representative of the Special Committee, other than (A) any director of the Company that is not a member of the Special Committee or (B) any officer, employee or agent of the Company.

(v) ~~(iv)~~ “Superior Offer” means a written Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of the Company or (B) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors ~~determines~~and the Special Committee determine, in good faith, after consultation with ~~its~~their outside legal counsel and ~~its~~their financial ~~advisor~~advisors, is (A) if accepted, reasonably likely to be consummated, and (B) if consummated would, based upon the advice of the Company’s financial advisor, be more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, break-up fees, expense reimbursement provisions, required approvals, conditions to consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company and the Special Committee.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Parent’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent promptly after it receives oral or written notice of any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) ~~Notwithstanding any Change of Recommendation, the~~The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation permitted by Section 5.3(e), through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

Section 5.5 Equity-Based Awards.

(a) The Company shall cause each option to purchase shares of Company Common Stock or stock appreciation right relating to Company Common Stock granted under a Company Benefit Plan that provides for equity-based compensation (each such Company Benefit Plan, a “Company Stock Plan”) that is outstanding immediately prior to the Effective Time (a “Company Stock Award”) to become vested and exercisable prior to the Effective Time and shall, in accordance with the terms of the applicable Company Stock Plan, provide notice to all holders of Company Stock Awards that any Company Stock Award not exercised prior to the Effective Time shall be cancelled and terminate upon the Effective Time. In consideration of such cancellation and termination of Company Stock Awards, the Company shall pay to each holder of a Company Stock Award within five business days following the Effective Time an amount, less applicable withholding Taxes, in cash with respect to each share of Company Common Stock subject to the Company Stock Award equal to (i) the Merger Consideration minus (ii) the per share exercise price or strike price of the Company Stock Award. If Parent determines the consent of a holder of a Company Stock Award is required to effectuate the termination of any Company Stock Award, then the Company shall (i) use its reasonable best efforts to obtain such consent from the holder of such Company Stock Award for no additional consideration, except as approved by Parent in advance and (ii) shall make any amendments to the terms of the Company Stock Plans or awards thereunder that may be necessary or advisable to give effect to the termination of such Company Stock Awards, subject to the advance approval of Parent which approval shall not be unreasonably withheld. The Company shall require the holder of any Company Stock Award exercised prior the Effective Time to satisfy any withholding obligation with respect to such Company Stock Award in accordance with the terms of the applicable Company Stock Plan and award agreement.

(b) Each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and the restrictions with respect thereto shall lapse, and such shares shall be converted into, in accordance with Section 2.1, the right to receive an amount, without interest, and less applicable withholding Taxes, in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (ii) the Merger Consideration.

(c) The Company shall cause each unvested award of restricted share units, performance shares or phantom shares with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) to become fully vested, and the Company shall, within five business days following the Effective Time pay to the holder of each outstanding Company RSU a lump sum cash payment, without interest, and less any applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares underlying such Company RSU (giving effect to the acceleration of vesting contemplated by this Section 5.5(c)).

(d) The Company shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 5.5. Prior to the Effective Time, the Company shall deliver to the holders of the Company Stock Awards and Company RSUs notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 5.6 Employee Matters.

(a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time (the “Current Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (i) provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation and participation in a defined-benefit pension plan unless such participation is mandated by the terms of a collective bargaining or other similar agreement between the Company or one of its Subsidiaries and an employee representative) or (ii) provided to similarly situated employees of Parent and its Subsidiaries.

(b) Parent will cause the Surviving Corporation to provide credit for each Current Employees length of service with the Company and its Subsidiaries prior to the Effective Time for eligibility, vesting and benefits accrual purposes under any employee benefit plans of the Surviving Corporation and its Subsidiaries to the same extent as such service was recognized under a similar Company Benefit Plan; provided, that such prior service credit shall not be required to the extent it results in a duplication of benefits. Parent shall use commercially reasonable efforts to cause each health plan of Parent in which any Current Employee participates following the Closing to (i) waive any pre-existing condition limitation for any condition for which such Current Employee would have been entitled to coverage under the corresponding Company Benefit Plan prior to the Effective Time and (ii) honor co-payments made, and deductibles satisfied, by such Current Employee prior to the Effective Time. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, including bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependent or beneficiary thereof.

(c) If requested by Parent, subject to the terms of any such Benefit Plan, the Company’s Board of Directors shall adopt resolutions, in form and substance reasonably acceptable to Parent, terminating, effective at least one day prior to the Closing Date (the “ERISA Effective Date”), any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “401(k) Plan”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the ERISA Effective Date. In addition, if requested by Parent, the Company shall take such actions as may be necessary to eliminate, as of no later than immediately prior to the Effective Time, from any 401(k) Plan or other retirement plan, any investment fund, election or alternative that provides for an investment directly in shares of Company Common Stock.

(d) Nothing in this Section 5.6 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan. Nothing in this Section 5.6 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.10, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

Section 5.7 Regulatory Approvals; ~~Commercially~~ Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties other than any Governmental Entity, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Parent shall be entitled to direct the defense of the Merger and the other transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Merger, the Requisite Regulatory Approvals or any other filings under applicable Regulatory Law, subject to the provisions of this Section ~~5.7(d). The~~5.7. Subject to applicable legal limitations, the Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with or enter into any agreement with any Governmental Entity in connection with the foregoing with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. The Company shall use its reasonable best efforts to provide full and effective support of Parent in all material respects in all such negotiations and discussions to the extent reasonably requested by Parent.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable (and in any event not more than ten business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) ~~use reasonable best efforts to~~ cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or written summaries describing the substance thereof) between the Company or Parent, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions; provided, however, that the Company and Parent may restrict the disclosure of such materials to the other party’s outside counsel or other individuals designated by the disclosing party. The Company and Parent shall use their respective reasonable best efforts to file applications for the FERC Approval, the MDPU Approval, the MPSC Approval, the FCC Approval and any other filings, determined to be required as promptly as practicable after the date hereof, but in no event later than thirty days after the date hereof, and shall make such filings jointly if appropriate. Prior to transmitting any material to any Governmental Entity (or members of their respective staffs), the Company and Parent shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to obtain the Requisite Regulatory Approvals, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for information under the HSR Act as promptly as reasonably practicable); (ii) ensuring the prompt expiration of any applicable waiting period and clearance or approval by any such relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions; and (iii) assisting and cooperating with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions, under any applicable Regulatory Law with each relevant Governmental Entity.

(d) Parent agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur (i) as to the Requisite Regulatory Approvals related to the HSR Act, the Clayton Antitrust Act of 1914, the Sherman Act of 1890 or the Federal Trade Commission Act (the “Antitrust Approvals”), no later than the time at which all Requisite Regulatory Approvals other than those related to the Antitrust Approvals are achieved and (ii) as to Requisite Regulatory Approvals other than those related to the Antitrust Approvals, as promptly as reasonably practicable and in any event no later than the End Date, including in each case taking any action (including any action that limits Parent’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines or properties of Parent or Company) as may be required in order to avoid the commencement of any action to prohibit the merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action seeking to prohibit the merger; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent shall not be required to take, or cause to be taken, any such action to obtain the MDPU Approval or the MPSC Approval, to the extent that such action would require Parent, Merger Sub or the Company to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if such action would result in a material adverse effect on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (assuming Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole were an entity with the assets, liabilities and revenues of an entity the size of the Company and its Subsidiaries, taken as a whole). Subject to the ~~foregoing~~ provisions of this Section 5.7, Parent shall have sole discretion in determining the scope of undertakings to be taken, including the scope of assets to be divested or held separate, or the conduct to be restricted, in order to meet the obligations of this paragraph; provided, however, any undertaking pursuant to this paragraph shall be conditioned on closing of the transactions in this Agreement. Further, the Company shall not, without the prior written consent of Parent, publicly or before any Governmental Entity or other third party, commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this agreement.

(e) Parent and the Company and each of their respective Subsidiaries shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary consent of any Governmental Entity under any Regulatory Law or the expiration of the required waiting period under any Regulatory Law.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.7 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.7.

(g) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the NGA, the NGPA, the ICA, the PUHCA, the Communications Act of 1934, as amended, state laws governing local distribution companies in the States of Massachusetts and Missouri and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

(h) Prior to the Closing, the Company shall~~, and shall cause its Subsidiaries, and its and their respective Representatives,~~ use its reasonable best efforts to provide to Parent and Merger Sub ~~all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with obtaining third-party debt financing to fund the transactions contemplated by this Agreement.~~, and shall use its reasonable best efforts to cause its Subsidiaries and the respective officers, employees, agents and representatives of the Company and its Subsidiaries to, provide to Parent and Merger Sub cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing or any other financing that may be arranged by Parent (together with the Financing, the “Financings”, and the sources of the Financings, the “Financing Sources”), consisting of the following: (i) using reasonable best efforts to cause the senior officers and other representatives of the Company and its Subsidiaries (the “Company Finance Parties”) to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies on reasonable advance notice to the extent practicable; (ii) assisting with the preparation of appropriate and customary bank information memoranda in connection with the Financings; (iii) using its reasonable best efforts to assist with the preparation of any definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, legal opinions or documents as may be reasonably requested by Parent and usual and customary for transactions of the type contemplated by the Financings, provided that no obligation of any Company Finance Party under any such document or agreement shall be effective until the Effective Time; (iv) using reasonable best efforts to furnish to Parent and Merger Sub and the Financing Sources, as promptly as reasonably practicable, with financial statements regarding the Company Finance Parties as may be reasonably requested by Parent, including all historical financial statements that meet the requirements of Regulation S-X promulgated under the Securities Act and other financial data reasonably required in connection with the Financing, including such financial information that Parent reasonably requires for the preparation of pro-forma financial statements; and (v) obtaining third party consents in connection with such financing, and, if applicable, in extinguishing existing indebtedness of the Company Finance Parties and releasing liens securing such indebtedness, in each case to take effect at the Effective Time; provided, that the cooperation and actions required by the Company Finance Parties pursuant to this Section 5.7(h) shall not be required to be taken if any such cooperation or act (x) causes any representations or warranties of the Company in this Agreement to be breached, (y) otherwise causes a breach of this Agreement or (z) would cause the Company Finance Parties any material disruption in their business and the reasonable out-of-pocket cost and expense of such cooperation and actions under this Section 5.7(h) shall be borne by the Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be deemed to be in breach of the covenant set forth in this Section 5.7(h) so long as it has acted in good faith to comply with the cooperation and assistance set forth herein. The Company may provide Parent with a written notice indicating that it has complied with the covenant set forth in this Section 5.7(h) (other than those items that are not capable of being satisfied prior to Closing) which shall be deemed accepted by Parent unless Parent shall object to such determination in writing within 5 business days from receipt of such notice which objection shall specifically identify the area or areas where it believes that the Company Finance Parties have not satisfied their obligations under this Section 5.7(h) (other than those items that are not capable of being satisfied prior to Closing).

(i) All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub and their respective representatives pursuant to Section 5.7(h) shall be kept confidential by them in accordance with the Confidentiality Agreement. The Company hereby consents to the use of all of its and its Subsidiaries’ names and logos in connection with the Financing; provided that such names and logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks.

Section 5.8 Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9 Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.3 so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.10 without limit as to time.

(b) The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.10.

(g) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any indemnified party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Parties (it being expressly agreed that the Indemnifying Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, and this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

Section 5.11 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective

Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter (or on revised terms that do not contain any terms which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement), including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Commitment Letter, (iii) enforce the terms of the Commitment Letter and (iv) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter. Parent and Merger Sub may enter into or authorize any amendment, replacements, supplement or other modification of, or waive any of its material rights under, the Commitment Letter without the Company’s prior consent, other than any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement. Parent shall use its reasonable best efforts to extend the commitment to provide the Financing in accordance with the terms of the Commitment Letter if it becomes necessary to ensure that the Financing is available at Closing.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter for any reason, Parent shall, in consultation with the Company, use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources

(the “Alternative Financing”) in an amount sufficient to enable Parent to fund the Merger Consideration, which Alternative Financing would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement. If an Alternative Financing is obtained pursuant to this Section 5.14(b), Parent shall obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing, and thereafter the “Commitment Letter” as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(c) Parent acknowledges and agrees that obtaining the Financing is not a condition to the Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the fulfillment or waiver of the condition set forth in Article VI, to complete the Merger on the terms contemplated by this Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) The FERC Approval, the MDPU Approval (to the extent required by applicable Law) and the MPSC Approval shall have been obtained and shall have become Final Orders, the expiration or termination of the waiting and review periods (and any extensions thereof) under the HSR Act shall have occurred~~, there shall be no pending challenge by a Governmental Entity seeking to prohibit the Merger (all such permits, approvals, filings and consents~~ (the FERC Approval, the MDPU Approval, the MPSC Approval and the lapse of ~~such~~the waiting period under the HSR Act being referred to as the “Requisite Regulatory Approvals”)~~, and (i) all such Requisite Regulatory Approvals shall be in full force and effect and final and nonappealable~~ and (i) there shall be no Final Order by a federal or state Governmental Entity prohibiting the Merger and (ii) neither the MDPU Approval nor the MPSC Approval shall require Parent, Merger Sub or the Company to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries (including the Surviving Corporation), or any combination thereof, if such action would result in a material adverse effect on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (assuming Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole were an entity with assets, liabilities and revenues of an entity the size of the Company and its Subsidiaries, take as a whole). As used herein, the term “Final Order” means action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than conditions the satisfaction of which is in control of a party) to the consummation of such transactions prescribed by Law have been satisfied.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Section 4.2) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, ~~reasonably be expected to~~ have a Parent Material Adverse Effect, and (ii) Section 4.2 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than Section 3.2, Section 3.3(a)-(~~d~~f), Section 3.10(b) and Section 3.21) shall be true and correct both at and as of the date of this Agreement and at and as of the

Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) ~~Section~~Sections 3.3(a)-(c) and 3.3(e) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 3.3(d) and (~~e~~f), Section 3.10(b) and Section 3.21 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that ~~could~~would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Intentionally Omitted.

Section 6.5 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to ~~June 30,~~July 31, 2012 (the “End Date”), provided, however, that if all of the conditions to Closing, other than the condition set forth in Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond December 31, 2012, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction to the extent such party is required to use its reasonable best efforts pursuant to this Agreement;

(d) by either the Company or Parent if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein); ~~and~~

(g) by Parent, (i) prior to the Company Stockholder Approval, in the event of a Change of Recommendation or if the Board of Directors of the Company shall have approved or recommended to its stockholders an Acquisition Transaction, or (ii) the Company shall have willfully and materially breached any of its obligations under Section ~~5.3.~~5.3; and

(h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied with its obligations under Section 5.3, in order to enter into a definitive agreement with respect to a Superior Offer; provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to Parent the expense reimbursement in accordance with Section 7.3(a) and the Breakup Fee in accordance with Section 7.3(c) and reimburses Parent for the Energy Transfer Breakup Fee and the Energy Transfer Expense Reimbursement in accordance with Section 7.3(g).

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and, subject to Section 7.3(h), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Expense Reimbursement; Breakup Fee.

(a) If this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(d) and (A) prior to such termination, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and such Acquisition Proposal shall not have been withdrawn prior to such termination and (B) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, (ii) by the Company pursuant to Section 7.1(d), (iii) by Parent pursuant to Section 7.1(f) ~~or~~, (iv) by Parent pursuant to Section 7.1(g) or (v) by the Company pursuant to Section 7.1(h), then the Company shall, promptly upon written demand by Parent (and in any event no later than two business days after such written demand is delivered to the Company) reimburse Parent, by wire transfer of same day federal funds to the account specified by Parent, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of Parent and Merger Sub in connection with the Merger or the Financing (or any ~~related financing~~Alternative Financing) or related to the preparation, negotiation, execution and performance of this Agreement or any related ~~financing~~Financing (or Alternative Financing) agreement, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by Parent or Merger Sub, such amount not to exceed $~~50~~54 million.

(b) If this Agreement is terminated by the Company pursuant to Section 7.1(e), then Parent shall promptly upon written demand by the Company (and in any event no later than two (2) business days after such written demand is delivered to Parent) reimburse the Company, by wire transfer of same day federal funds to the account specified by the Company, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of the Company in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by the Company, such amount not to exceed $~~50~~54 million.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.1(g) or (ii) by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent the Breakup Fee (x) within two business days after ~~such termination~~termination of this Agreement in the case of a termination pursuant to clause (i) above and (y) upon termination of this Agreement, and as a condition to the effectiveness of such termination (together with the making of the payments required pursuant to Section 7.3(g)) in the case of a termination pursuant to clause (ii) above.

(d) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (i) prior to the Company Stockholder Approval, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal) and such Acquisition Proposal shall not have been withdrawn prior to the Company Stockholder Approval and (ii) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent the Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the date such Acquisition Transaction is consummated, or, if earlier, contemporaneously with or immediately after the entry into of any binding agreement to consummate the Acquisition Transaction.

(e) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.3, except that all references to twenty-five percent (25%) shall be changed to fifty percent (50%).

(f) As used in this Agreement, “Breakup Fee” means $~~183.5~~180.3 million.

(g) If this Agreement is terminated (i)~~(A) by Parent or Company~~ by Parent or the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section 7.1(f) or 7.1(g), (iii) by the Company pursuant to 7.1(h), (iv) by the Company or Parent pursuant to Section 7.1(b) ~~or 7.1(c) as a result of an HSR Failure and (B) the Company has complied with its obligations under Section 5.7 in all material respects or (ii) by the Company pursuant to Section 7.1(e), Parent shall reimburse the Company for the payment of the Energy Transfer Breakup Fee (the “Company Reimbursement Fee”), by wire transfer of same day federal funds within two (2) business days after such termination of this Agreement. As used in this Agreement, “HSR Failure” means (i) the waiting and review periods (and any extensions thereof) under the HSR Act shall not have expired or terminated on or prior to the End Date, (ii) on the End Date, the existence of any pending challenge or injunction by a Governmental Entity under the federal antitrust laws seeking to prohibit or restraining the consummation of the Merger or (iii) the issuance of an injunction under the federal antitrust laws permanently restraining the consummation of the Merger.~~in a circumstance in which the reason the Merger has not been consummated is failure of any of the conditions set forth in Sections 6.1(a) and 6.3 or (v) by the Company or Parent pursuant to Section 7.1(b) and (A) prior to the Company Stockholder Approval, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal) and such Acquisition Proposal shall not have been withdrawn prior to the Company Stockholder Approval and (B) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall reimburse Parent, by wire transfer of same day federal funds to the account specified by Parent, for the payment of the Energy Transfer Breakup Fee and the Energy Transfer Expense Reimbursement, in each case to the extent paid by Parent, (x) in the case of any such termination by Parent (except under the immediately preceding clause (v)), promptly upon written demand by Parent (and in any event no later than two business days after such written demand is delivered to the Company), (y) in the case of any such termination by the Company (except under the immediately preceding clause (v)), upon termination of this Agreement, and as a condition to the effectiveness of such termination and (z) in the case of any termination pursuant to the immediately preceding clause (v), on the date such Acquisition Transaction is consummated, or, if earlier, contemporaneously with or immediately after the entry into any binding agreement to consummate the

Acquisition Transaction. This Section 7.3(g) is in addition to any obligations of the Company under Sections 7.3(a), 7.3(c) and 7.3(d).

(h) Upon payment of (i) the Breakup Fee to Parent pursuant to Section 7.3(c) or 7.3(d) ~~and~~, (ii) any expense reimbursement required pursuant to Section 7.3(a) and (iii) any reimbursement for payment of the ETE Breaking Fee and ETE Expense Reimbursement required by Section 7.3(g), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders; and upon payment of ~~(i) the Company Reimbursement Fee to the Company pursuant to Section 7.3(g) and (ii)~~ any expense reimbursement required pursuant to Section 7.3(b), Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company or its ~~Stockholders~~stockholders; provided, that nothing herein shall release any party from liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement or release Parent from liability arising out of or the result of Parent’s breach of Section 5.7. The parties acknowledge and agree that in no event shall the Company or Parent be required to pay the Breakup Fee or ~~the Company~~pay the ETE Breakup Fee or the ETE Expense Reimbursement ~~Fee~~, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company or Parent, as the case may be, fails to pay promptly the amounts due pursuant to this Section 7.3, the Company or Parent, as the case may be, will also pay to Parent or the Company, as the case may be, such party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, the Fee Letters or the performance thereof, in any forum other than United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, (ii) irrevocably and unconditionally waives any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum and (iii) agrees that any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Facsimile: (918) 573-5942

Attention: General Counsel

with copies to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile: (212) 474-3700

Attention: Richard Hall, Esq.

         Faiza J. Saeed, Esq.

         Minh Van Ngo, Esq.

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, Colorado 80202

Facsimile: (212) 351-4035

Attention: Richard Russo, Esq.

         Eduardo Gallardo, Esq.

To the Company:

Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Facsimile: (713) 989-1213

Attention: General Counsel

with copies to:

Locke Lord Bissell & Liddell

2200 Ross Avenue

Suite 2200

Dallas, Texas 75230

Facsimile: (214) 740-8800

Attention: Don M. Glendenning, Esq.

         Dovi Adlerstein, Esq.

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street

18th Floor

Wilmington, Delaware 19801

Attention: Fredrick H. Alexander, Esq.

         Melissa DiVincenzo, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: (212) 558-3588

Attention: Joseph B. Frumkin, Esq.

         George J. Sampas, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent so long as any such assignment does not delay the Closing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for Section 5.10, and except for Section 8.6 and the final sentence of Section 8.5 (which are enforceable by each of the Financing Sources and its successors and assigns), this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person.

As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable investigation, of the executive officers of Parent or the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge, after reasonable investigation, of the executive officers of the Company or the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Term	Section
401(k) Plan	5.6(c)
Acquisition Proposal	5.3(f)(i)
Acquisition Transaction	5.3(f)(ii)
Action	5.10(b)
affiliates	8.15(a)
Agreement	Preamble
Antitrust Approvals	5.7(d)
Benefit Plans	5.6(b)
Breakup Fee	7.3(f)
business day	8.15(a)
Cancelled Shares	2.1(b)
Certificate of Merger	1.3
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
Code	3.9(a)
Commitment Letter	4.7(b)
Company	Preamble
Company 2011 Budget	5.1(b)(iv)
Company Approvals	3.3(b)
Company Benefit Plans	3.9(a)

Company Common Stock	2.1(a)
Company Disclosure Schedule	Preamble to Article III
Company Employees	3.15(a)
Company Equity Awards	3.2(e)
Company Finance Parties	5.7(h)
Company Leased Real Property	3.17(b)
Company Material Adverse Effect	3.1(b)
Company Material Contracts	3.20(a)(xv)
Company Organizational Documents	3.1(c)
Company Owned Real Property	3.17(a)
Company Permits	3.7(b)
Company Permitted Lien	3.2(g)
Company Preferred Stock	3.2(a)
Company Real Property Leases	3.17(b)
Company Recommendation	3.3(a)
~~Company Reimbursement Fee~~	~~7.3(g)~~
Company RSU	5.5(c)
Company SEC Documents	3.4(a)
Company Stock Award	5.5(a)
Company Stock Plan	5.5(a)
Company Stockholder Approval	3.18
Company Systems	3.8(b)(i)
Confidentiality Agreement	5.2(b)
Contract	3.20(a)(xv)
control	8.15(a)
CrossCountry	3.3(d)
Current Employees	5.6(a)
DGCL	1.1
Dissenting Shares	2.1(e)
Effective Time	1.3
End Date	7.1(b)
Energy Transfer	Preamble
Energy Transfer Breakup Fee	Preamble
Energy Transfer Expense Reimbursement	Preamble
Energy Transfer Merger Agreement	Preamble
Environment	3.8(b)(ii)
Environmental Law	3.8(b)(iii)
ERISA	5.6(b)
ERISA Affiliate	3.9(a)
ERISA Effective Date	5.6(c)
Exchange Act	3.3(b)
FCC	3.3(b)
FCC Approval	3.3(b)
Fee Letters	4.7(b)
FERC	3.3(b)
FERC Approval	3.3(b)

Filed Company SEC Documents	Preamble to Article III
Final Order	6.1(c)
Financing	4.7(b)
Financing Commitments	4.7(b)
Financings	5.7(h)
Financing Sources	5.7(h)
FPA	3.3(b)
GAAP	3.4(b)
Governmental Entity	3.3(b)
Hazardous Materials	3.8(b)(iv)
HSR Act	3.3(b)
~~HSR Failure~~	~~7.3(g)~~
ICA	3.13(a)
Indebtedness	5.1(b)(xxii)
Indemnified Party	5.10(b)
Intellectual Property	3.16
Intervening Event	5.3(f)(iii)
IT Assets	3.16
knowledge	8.15(a)
Law	3.7(a)
Laws	3.7(a)
Lien	3.3(c)
~~Loss Amount~~	~~5.7(d)~~
MDPU Approval	3.3(b)
Merger	Preamble
Merger Consideration	2.1(a)
Merger Sub	Preamble
MPSC Approval	3.3(b)
NGA	3.13(a)
NGPA	3.13(c)
NYSE	3.2(e)
Parent	Preamble
Parent Approvals	4.2(b)
Parent Disclosure Schedule	Preamble to Article IV
Parent Material Adverse Effect	4.1(c)
Parent Transaction Documents	4.2(a)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Permitted Encumbrances	3.17(a)
Permitted Representative	5.3(f)(iv)
person	8.15(a)
Potential Bidder	3.3(g)
Proxy Statement	3.12
PUHCA	3.13(a)
Regulatory Law	5.7(h)
Remedies Exceptions	3.3(a)

Representatives	5.2(a)
Requisite Regulatory Approvals	6.1(c)
Restricted Shares	5.5(b)
Rights-of-Way	3.2(h)
Sarbanes-Oxley Act	3.5
SEC	3.4(a)
Securities Act	3.3(b)
Share	2.1(a)
Special Committee	5.3(a)
Stockholders’ Meeting	5.4(b)
Subsidiaries	8.15(a)
Superior Offer	5.3(f)(~~iv~~v)
Surviving Corporation	1.1
Takeover Laws	3.18
Tax Return	3.14(h)
Taxes	3.14(h)
Termination Date	5.1(a)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE WILLIAMS COMPANIES, INC.

By:
Name:
Title:

WILLIAMS MERGER SUBSIDIARY, INC.

By:
Name:
Title:

SOUTHERN UNION COMPANY

By:
Name:	Eric D. Herschmann
Title:	President and Chief Operating Officer

Signature Page to the Agreement and Plan of Merger